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EXHIBIT 5.1

November 13, 2003

Braun Consulting, Inc.
20 West Kinzie Street, Suite 1600
Chicago, Illinois 60610

Gentlemen:

        I serve as General Counsel for Braun Consulting, Inc., a Delaware corporation (the "Company"). I have reviewed the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, of the offering of up to 1,300,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), which may be issued under the Braun Consulting, Inc. 2002 Employee Long Term Stock Investment Plan, as amended (the "Plan").

        In such capacity, I have examined the corporate documents of the Company, including its Certificate of Incorporation and its Bylaws, and resolutions adopted by its board of directors and committees thereof. I have also examined the Registration Statement, together with the exhibits thereto, and such other documents which I have deemed necessary for the purposes of expressing the opinion contained herein. I have relied on representations made by and certificates of the officers of the Company and public officials with respect to certain facts material to my opinion. I have made no independent investigation regarding such representations and certificates.

        Based upon the foregoing, I am of the opinion that the shares of Common Stock issued pursuant to the Plan will be validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ GREGORY A. OSTENDORF Gregory A. Ostendorf General Counsel Braun Consulting, Inc.

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  EXHIBIT 5.1